Exhibit 99.2

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		deisenbrandt@ciber.com	jwing@ciber.com

CIBER ANNOUNCES UPCOMING RETIREMENT OF CHIEF OPERATING OFFICER

Ed Longo to Retire Effective April 2005

GREENWOOD VILLAGE, Colo. – February 28, 2005 – CIBER, Inc. (NYSE: CBR) today announced that Ed Longo will retire as Executive Vice President / Chief Operating Officer effective April 30, 2005.

“Ed joined CIBER as Chief Operating Officer in May 2002 pursuant to the business combination with Decision Consultants, Inc.  When Ed joined us, he committed to two years of the rigors of national travel and helping CIBER become more ‘solutions’ (from staffing) oriented.  Not only did he honor this commitment, he has given us an additional year and he has succeeded in helping us be more solutions focused,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “Ed has done a very capable job of preparing our U.S. commercial operations, in particular, for better industry times ahead.”

Mr. Longo began his career with Honeywell in the 1960s before joining Keane, Inc. in 1979.  After 20 years, he retired from Keane in 1999.  He soon thereafter was asked to join Renaissance Worldwide, Inc. as its Chief Operating Officer, where he left in 2000.  Later that year, Decision Consultants, Inc. engaged Mr. Longo to be its Chief Operating Officer, where he remained until its acquisition by CIBER.

“We wish Ed the best in his retirement, he has certainly earned it with dedicated service to our industry for over 30 years,” added Bob Stevenson, CIBER’s Chairman of the Board.

“In the short-term, a strong line up of Regional Vice Presidents in all of our lines of business will report directly to me.  The position will remain open at this point, although CIBER will look internally and may do a search, should we decide to fill the position externally,” concluded Slingerlend.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia.  With offices in 17 countries, annualized revenue run rate of approximately $950 million and

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approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2004.  All rights reserved.

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